Annaly Capital Management, Inc. Expands Board with Election of Kathy Hopinkah Hannan

•	Appointment of Kathy Hopinkah Hannan, PhD, CPA, adds further depth to Annaly’s Audit Committee and Board financial expertise

•	Dr. Hannan’s experience as a board leadership expert will further strengthen Annaly’s ongoing focus on corporate and board governance

•	Composition of Annaly’s Board of Directors now includes 12 members, ten of whom are independent and five of whom are female

NEW YORK -- February 13, 2019 -- Annaly Capital Management, Inc. (NYSE:NLY) (the “Company” or “Annaly”) today announced that the Board of Directors of the Company (the “Board”) has elected Kathy Hopinkah Hannan, PhD, CPA, former Global Lead Partner, National Managing Partner and Vice Chairman of KPMG, LLP (“KPMG”), to become an independent member of the Board, effective immediately. With the addition of Dr. Hannan, Annaly’s Board will be comprised of twelve members, ten of whom are independent and five of whom are female.

“We are excited to welcome Kathy to our Board of Directors and look forward to benefitting from her significant experience in tax and accounting, financial reporting and controls, Board effectiveness and corporate governance,” said Kevin Keyes, Chairman, Chief Executive Officer and President. “Kathy is a proven thought leader with a track record of success and valued financial, governance and corporate advisory experience that will be a tremendous benefit to Annaly’s Management and shareholders. In addition, Kathy’s leadership on topics of gender equality, ethics and mentorship align with Annaly’s broader ESG initiatives,” continued Kevin Keyes. “As we have demonstrated, Annaly has an industry-leading approach to Board governance, composition and refreshment, as reflected by our recent actions to declassify the Board and revise our Director refreshment policy.”

Dr. Hannan is a former Global Lead Partner, National Managing Partner and Vice Chairman of KPMG. Dr. Hannan has over 30 years of industry experience and has held numerous leadership roles during her distinguished career with KPMG. Immediately prior to her 2018 retirement, Dr. Hannan served as Global Lead Partner, Senior Advisor for KPMG’s Board Leadership Center and National Leader Total Impact Strategy, providing advice and direction on leading Board governance practices and guiding the strategic direction of corporations throughout the U.S. Dr. Hannan also served as the Midwest Area Managing Partner for KPMG’s Tax Services — the first woman to be named to such a position at KPMG. Subsequent to that role, Dr. Hannan was appointed as the National Managing Partner of Diversity and Corporate Responsibility, a role that focused on providing strategic direction to leverage diversity and inclusion and corporate philanthropy for commercial sustainability. While at KPMG, Dr. Hannan also founded the KPMG Women’s Advisory Board with the objective to improve the retention and advancement of women in the workplace.

In addition to her roles at KPMG, as a Native American Indian and member of the Ho-Chunk Nation Tribe, Dr. Hannan served on President George W. Bush’s National Advisory Council on Indian Education. Throughout her career, Dr. Hannan has been the recipient of numerous awards for professional achievement, including the Most Powerful and Influential Women Award by the Illinois Diversity Council and the Outstanding Business Leader Award by YWCA Chicago. Currently, Dr.

Hannan serves as Chairman of the Board & National President for Girl Scouts of the USA, is a member of the Board of Trustees and Executive Committee of the Smithsonian National Museum of the American Indian and is a Trustee of the Committee for Economic Development in Washington, D.C.

Given the Company’s declassification of the Board in December of 2018, Dr. Hannan will stand for re-election to the Board at the Company’s 2019 Annual Meeting of Stockholders for a term of one year. Dr. Hannan has been appointed to the Board’s Audit Committee and Nominating/Corporate Governance Committee. The Board has determined that Dr. Hannan is an audit committee financial expert for purposes of the Securities and Exchange Commission rules.  As a result, the number of audit committee financial experts serving on the Board’s Audit Committee has increased from two to three.

About Annaly
Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to preserve capital through prudent selection of investments and continued management of its portfolio. Annaly has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC. Additional information is available at www.annaly.com.

Forward-Looking Statements
This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to grow our commercial real estate business; our ability to grow our residential credit business; our ability to grow our middle market lending business; credit risks related to our investments in credit risk transfer securities, residential mortgage-backed securities and related residential mortgage credit assets, commercial real estate assets and corporate debt; risks related to investments in mortgage servicing rights; our ability to consummate any contemplated investment opportunities; changes in government regulations or policy affecting our business; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

Contact
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com